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                                                                    EXHIBIT 11

                            PORTLAND BREWING COMPANY
                   CALCULATION OF NET INCOME (LOSS) PER SHARE


                        THREE MONTHS ENDED JUNE 30,   SIX MONTHS ENDED JUNE 30,
                        ---------------------------   -------------------------
                           1997             1996         1997           1996
                        ----------       ----------   ----------     ----------
Actual weighted average
 shares outstanding      2,074,943        2,069,397    2,074,943      2,069,397

Dilutive common stock
 options using the
 treasury stock method          --           76,234           --         76,152
                        ----------       ----------   ----------     ----------

Total shares used in
 per share calculations  2,074,943        2,145,631    2,074,943      2,145,549
                        ----------       ----------   ----------     ----------
                        ----------       ----------   ----------     ----------

Net (loss) income       $ (130,230)      $   35,565   $ (359,141)    $   58,690
                        ----------       ----------   ----------     ----------
                        ----------       ----------   ----------     ----------

Net (loss) income
 per share (1)          $    (0.06)      $     0.02   $    (0.17)    $      .03
                        ----------       ----------   ----------     ----------
                        ----------       ----------   ----------     ----------


(1) Fully diluted earning per share is not materially different from primary earnings per share in the periods presented.